Exhibit 3.10

OSHKOSH COMMERCIAL PRODUCTS, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) is made and effective as of September 8, 2014, by Oshkosh Corporation, a Wisconsin corporation (the “Member”), and Oshkosh Commercial Products, LLC, a Wisconsin limited liability company (the “Company”).

WHEREAS, the Member desires to adopt this Agreement for the purposes of providing the capitalization, operations, rights, obligations and restrictions of the Company with the force of an operating agreement as provided for in the Wisconsin Limited Liability Company Act (the “Act”); and

WHEREAS, the Company and the Member intend for the Company to be treated as a disregarded entity for federal income tax purposes pursuant to Treas. Reg. § 301.7701-2.

NOW THEREFORE, in consideration of the foregoing, the Company shall be managed and operated pursuant to this Agreement as follows:

ARTICLE I

GENERAL PROVISIONS

1.1.                            Formation; Name.  The Company was formed as a limited liability company pursuant to the Act on September 5, 2014 upon the filing of the Company’s Articles of Organization (the “Articles”) with the Wisconsin Department of Financial Institutions, which filing constituted notice that the Company is a limited liability company.  The Company’s name is “Oshkosh Commercial Products, LLC.”

1.2.                            Purpose.  The purpose of the Company shall be any purpose allowed under the Act.

1.3.                            Registered and Principal Offices.  The registered office of the Company shall be 8020 Excelsior Drive Suite 200, Madison, WI 53717.  The registered agent of the Company shall be CT Corporation.  The principal office of the Company shall be located at 2307 Oregon Street, Oshkosh, Wisconsin 54903.  The Member may establish additional offices or may relocate the principal or registered offices.

1.4.                            Term.  The Company’s term officially began on September 5, 2014, formalized by the filing of the Articles with the Wisconsin Department of Financial Institutions, and shall continue until terminated by operation of law or by some provision of this Agreement.

1.5.                            Fiscal Year.  The fiscal year of the Company for accounting purposes shall begin on October 1 of each calendar year and end on September 30 of each calendar year during the Company’s term.

1.6.                            No Tax or State Law Partnership.  The Member intends that the Company not be operated or treated as a “partnership” (including, without limitation, a limited partnership or joint venture) for any purpose, including, but not limited to, federal and state income tax purposes and

Section 303 of the Federal Bankruptcy Code, and this Agreement shall not be construed to suggest otherwise.

ARTICLE II

MEMBERS

2.1.                            Members.  The name and business address of, and the number of Units (as defined below) owned by, each member of the Company is set forth on Exhibit A hereto.  Exhibit A shall be amended from time to time following the date hereof to reflect any change in the members or number of Units owned by the members.

2.2.                            Admission of Additional Members.  Additional members may be admitted to the Company by written consent action of the Member.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS

3.1.                            Units.  Membership interests in the equity of the Company shall be represented by units (each, a “Unit”).  Each Unit shall have identical preferences, limitations, voting and other relative rights.  The Units shall be uncertificated.

3.2.                            Additional Capital Contributions.  The Member may make additional capital contributions to the Company.  Except to the extent of the Member’s initial capital contribution, the Member shall not be required to make any additional capital contributions.  Capital contributions of additional members shall be made for such consideration established by the Member.

ARTICLE IV

DISTRIBUTIONS

4.1.                            Distributions; Limitations.  At the times and in the form determined by the Member, the Company shall make distributions to the Member with respect to the Units owned by the Member.  Distributions may be made only to the extent permitted by the Act and consistent with the Company’s obligations to its creditors as determined by the Member.

ARTICLE V

MANAGEMENT OF COMPANY; LIMITATION OF LIABILITY

5.1.                            Management.  The business and affairs of the Company shall be managed by the Member.  Except as provided by the Act, the Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, but not limited to, directing the activities of any Officers (as defined below) or employees of the Company and appointing and removing persons from positions as Officers of the Company.  Unless authorized to do so by this Agreement, or by the Member, no attorney-in-fact, employee, or other agent of the

Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose.

5.2.                            No Exclusive Duty to Company.  The Member shall not be required to manage the Company as the Member’s sole and exclusive function, and the Member may have other business interests and may engage in other activities in addition to those relating to the Company.  The Company shall not have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Member or to the income or proceeds derived therefrom.  The Member shall incur no liability to the Company as a result of engaging in any other business or venture.

5.3.                            Delegation of Authority.  The Member may, from time to time, delegate to one or more individuals (each such individual, an “Officer”) such authority and duties as the Member may deem advisable to carry out the day-to-day business of the Company and may enter into contracts with such Officers for such purpose.  In addition, the Member may, from time to time, assign titles (including, without limitation, president, vice president, secretary and treasurer) to any such Officers selected by the Member.  Unless the Member specifies otherwise, if the title is one commonly used for officers of a business corporation, then the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to this Section 5.3.  Any number of titles may be held by the same individual.  A delegation of authority pursuant to this Section 5.3, or the assignment of a title pursuant to this Section 5.3, shall not, of itself, create any contract rights.  Any delegation pursuant to this Section 5.3 may be revoked at any time by the Member.  The initial Officers of the Company shall be:  Wilson R. Jones, President and Chief Operating Officer; Bryan J. Blankfield, Executive Vice President and Secretary; and David M. Sagehorn, Executive Vice President and Chief Financial Officer.

5.4.                            Limitations on Management Authority.  Notwithstanding any other provision of this Agreement, no Officer, attorney-in-fact, employee or agent of the Company shall have authority to take any of the following actions for or on behalf of the Company without obtaining the prior written consent or approval of the Member:

(a)                                 (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) take any Company action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph, or (viii) in its capacity as shareholder, certificate holder, partner, member or other equity owner, cause or consent to the taking of any of the actions set forth in clauses (i) through (vii) of this paragraph by any affiliate; or

(b)                                 merge or consolidate with any other corporation, company or entity, or sell, lease or otherwise transfer all or substantially all of its assets to, or acquire all or substantially all of the assets or capital stock or other ownership interests of, any other corporation, company or entity.

5.5.                            Execution of Documents.  The Member or the authorized Officers of the Company may execute documents or instruments on behalf of the Company, including, but not limited to, agreements, contracts, checks, drafts, mortgages, leases, deeds and bills of sale.  This Section 5.5 relates only to the execution of documents or instruments on behalf of the Company.  Any approval required for such documents or instruments, or the transactions contemplated therein, shall be governed by other sections of this Agreement.

5.6.                            Indemnity of the Member, Officers and Employees.  The Company shall, to the maximum extent permitted or required by the Act, indemnify, defend and hold harmless the Member and any officer the Company (each, an “Actor”) for, from and against any liability, damage, cost, expense (including, without limitation, attorneys’ fees), loss, judgment or amount paid in settlement incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by or on behalf of the Company, the Member, officer or employee of the Company in connection with the business of the Company.  Unless the Member determines in good faith that an Actor is unlikely to be entitled to indemnification under this Section 5.6, the Company shall pay or reimburse attorneys’ fees of the Actor as incurred, provided that the Actor executes an undertaking, with appropriate security if requested by the Member, to repay the amount so paid or reimbursed in the event that there is a final determination by a court of competent jurisdiction that the Actor is not entitled to indemnification under this Section 5.6.  An Actor’s right to indemnification and payment or reimbursement of expenses pursuant to this Section 5.6 shall be in addition to and shall not limit or otherwise affect such Actor’s rights to indemnification, payment or reimbursement of expenses, or otherwise pursuant to Article VII (or any successor provision thereto) of the By-Laws of the Member, as the same may be amended from time to time.

The Company shall indemnify an employee of the Company who is not a officer of the Company or authorized agent of the Company to the extent he or she has been successful on the merits or otherwise in defense of a claim based upon acts performed or omitted to be performed by or on behalf of the Company, the Member, officer or employee of the Company, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and any other expenses incurred in defending such claim. The Member may, in its sole and absolute discretion as it deems appropriate, indemnify (to the extent not otherwise provided for in the preceding sentence) against losses, judgments or amounts paid in settlement incurred by, and/or provide for the payment or reimbursement of expenses of, an employee or authorized agent of the Company acting within the scope of his or her duties as such and who is not otherwise an officer.

ARTICLE VI

MISCELLANEOUS

6.1.                            Amendments to Agreement.  The Member reserves the right to amend, alter, change or repeal any provision contained in this Agreement in any manner now or hereafter provided herein or by the Act; and all rights, preferences and privileges conferred by the Articles upon the Member or any other person are granted subject to such right.

6.2.                            Company Seal.  The Company shall have a corporate seal that shall contain the name of the Company and the word “Wisconsin”.  The Secretary or any assistant secretary of the Company shall be custodian of the seal and see that the seal is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized.

6.3.                            Binding Provisions.  This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties to this Agreement.

6.4.                            Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Wisconsin without regard to its choice of law provisions.

6.5.                            Separability of Provisions.  Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions are determined to be invalid and contrary to any existing or future law, the invalidity shall not impair the operation of those provisions of this Agreement that are valid.

6.6.                            Headings.  Article and section headings used in this Agreement are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

6.7.                            Third-Party Beneficiaries. This Agreement shall inure solely to the benefit of the parties to this Agreement.  No provision of this Agreement is specifically enforceable, and no provision of this Agreement shall be construed to create any third-party beneficiaries, including, without limitation, creditors of the Company and transferees of interests in the Company.  Notwithstanding the foregoing, Officers of the Company shall be considered third-party beneficiaries to this Agreement to the extent of the indemnification rights provided to Officers of the Company under Section 5.6.